SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

November 26, 2008

NEAH POWER SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806

(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

22118 20th Ave. SE, Suite 142
Bothell, Washington 98021

(Address of principal executive offices) (Zip Code)

(425) 424-3324

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 26, 2008, the Registrant, Neah Power Systems, Inc. (“Neah Power”), entered into an agreement and plan of merger (the “Merger Agreement”) with SolCool One, LLC (“SolCool”), Neah Power Acquisition Corp., a wholly-owned subsidiary of Neah Power (“Merger Sub”), and Mark Walsh, Manager and founder of SolCool, pursuant to which the Merger Sub will be merged into SolCool (the “Merger”).

Under the terms of the Merger Agreement, Neah Power will issue $500,000 of Series B Preferred Stock, or 100,000 shares of Series B preferred stock, which shares are convertible two years after the date of the Merger Agreement into shares of Neah Power common stock at a conversion price equal to the average of the closing bid and asked prices of Buyer’s shares of common stock for four days prior to the date of the Merger Agreement. The shares of Series B preferred stock will be held in escrow to ensure payment of SolCool’s indemnification obligations under the Merger Agreement. All of the stockholders of SolCool are accredited investors as such term is defined in Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”), and the 100,000 shares of Neah Power Series B preferred stock will be issued pursuant to the exemption from registration under Rule 506 of Regulation D of the Securities Act.

The Merger Agreement also provides that Neah Power will invest up to $500,000 in SolCool to meet shipping commitments and cover operating costs, including payments of salaries and other overhead items, of SolCool. In addition, prior to completing the Merger five of SolCool’s principals and consultants must enter into employment agreements with SolCool and SolCool must satisfy other customary closing conditions relating to the delivery of closing certificates as to representations and warranties and the delivery of any required consents or government approvals.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Agreement and Plan of Merger dated November 26, 2008 among Neah Power Systems, Inc., Neah Power Acquisition Corp., SolCool One, LLC and Mark Walsh

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2008	Neah Power Systems, Inc.

	By:	/s/ Gerard C. D’Couto
Chief Executive Officer